Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)         Registration Statement (Form S-3 Nos. 333-192257, 333-196592 and 333-184036) of ZaZa Energy Corporation and in the related Prospectus, and

(2)         Registration Statement on Form S-8 (Nos. 333-185586 and 333-201951) of ZaZa Energy Corporation and in the related Prospectus;

of our report dated March 31, 2014, except for the effects of the reverse stock split as described in the footnote 1, as to which the date is March 31, 2015, with respect to the consolidated financial statements of ZaZa Energy Corporation included in this Annual Report (Form 10-K) of ZaZa Energy Corporation for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Houston, Texas
March 31, 2015